                                            Filed Pursuant to Rule No. 424(b)(5)
                                            Registration No. 333-72013

Prospectus Supplement to Prospectus Dated March 1, 1999

Burlington Northern Santa Fe Corporation

                                 [BURLINGTON NORTHERN SANTA FE CORPORATION LOGO]

$200,000,000 6 1/8% Notes Due 2009
$200,000,000 6 3/4% Debentures Due 2029


Maturity                                 Ranking

 .  The Notes will mature on March 15,    .  The Notes and the Debentures are
   2009.                                    unsecured. The Notes and the
                                            Debentures rank equally with all
 .  The Debentures will mature on            of our existing and future
   March 15, 2029.                          unsubordinated debt and senior to
                                            all of our existing and future
                                            subordinated debt.
Interest

 .  Interest on the Notes and the         Listing
   Debentures is payable on March 15
   and September 15 each year,           .  We do not intend to list the Notes
   beginning September 15, 1999.            or the Debentures on any
                                            securities exchange.
 .  Interest on the Notes and the
   Debentures will accrue from March
   10, 1999.                             The Company

                                         .  Our principal executive offices
Redemption                                  are located at 2650 Lou Menk
                                            Drive, Fort Worth Texas 76131-
 .  We may redeem some or all of the         2830. Our telephone number is
   Notes or the Debentures at any           (817) 352-6454.
   time. The redemption prices are
   described beginning on page S-4.

 .  There is no sinking fund.


                 ---------------------------------------------

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Notes or Debentures or determined that this Prospectus Supplement or the attached Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

                 ---------------------------------------------


----------------------------------------------------------------------------------
                                  Per Note    Total     Per Debenture    Total
----------------------------------------------------------------------------------
 Initial Price to Public          99.239%  $198,478,000    99.362%    $198,724,000
 Underwriting Discount             0.650%  $  1,300,000     0.875%    $  1,750,000
 Proceeds to Us (Before Expenses) 98.589%  $197,178,000    98.487%    $196,974,000

Your purchase price will also include any interest that has accrued on the Notes or the Debentures since March 10, 1999.

                 ---------------------------------------------

 .  The Notes and the Debentures will     .  The Underwriters listed below will
   be delivered to you in global form       purchase the Notes and the
   through the book-entry delivery          Debentures from us on a firm
   system of The Depository Trust           commitment basis and offer them to
   Company on March 10, 1999.               you, subject to certain
                                            conditions.

                          Joint Book-Running Managers
Chase Securities Inc.                                          J.P. Morgan & Co.

      ABN AMRO Incorporated
                  Goldman, Sachs & Co.
                            Morgan Stanley Dean Witter
                                      NationsBanc Montgomery Securities LLC
                                                Salomon Smith Barney

                 ---------------------------------------------

            The date of this Prospectus Supplement is March 5, 1999.

In making your investment decision, you should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the attached Prospectus. We have not authorized anyone to provide you with any other information. If you receive any unauthorized information, you must not rely on it.

We are offering to sell the Notes and the Debentures only in places where sales are permitted.

You should not assume that the information contained or incorporated by reference in this Prospectus Supplement or the attached Prospectus is accurate as of any date other than its respective date.

              --------------------------------------------------

                               TABLE OF CONTENTS

                                       Page
                                       ----
Prospectus Supplement
The Company..........................  S-3
Ratio of Earnings to Fixed Charges...  S-3
Use of Proceeds......................  S-3
Description of Debt Securities.......  S-4
Underwriting.........................  S-6
Where You May Find More Information..  S-7


                                       Page
                                       ----
Prospectus
Where You May Find More Information....  2
The Company............................  3
Ratio of Earnings to Fixed Charges.....  4
Use of Proceeds........................  4
Description of Debt Securities.........  4
Plan of Distribution................... 13
Validity of Securities................. 14
Experts................................ 14

                                  THE COMPANY

   Burlington Northern Santa Fe Corporation ("BNSF" or "we") is engaged primarily in railroad transportation through its principal operating subsidiary, The Burlington Northern and Santa Fe Railway Company ("BNSF Railway"). BNSF Railway operates one of the largest railroad networks in the United States, with approximately 34,000 route miles as of December 31, 1998. Approximately 7,700 route miles of BNSF Railway's system consist of trackage rights which permit BNSF Railway to operate its trains with its crews over another railroad's tracks. BNSF Railway's system covers 28 states in the western two-thirds of the United States and two Canadian provinces. In particular, BNSF Railway serves all major ports in the western United States, certain Mexican and Canadian gateways and Gulf ports and important gateways to the eastern United States.

   BNSF Railway derives a substantial portion of its revenues from intermodal transportation (which means the transportation of freight containers and truck trailers on flatcars) and the transportation of coal and agricultural commodities. Other significant aspects of BNSF Railway's business include the transportation of chemicals, metals and minerals, forest products, consumer goods and automobiles and automobile parts.

   Our principal executive offices are located at 2650 Lou Menk Drive, Fort Worth, Texas 76131- 2830, telephone number (817) 352-6454.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth BNSF's ratio of earnings to fixed charges for the periods shown. The ratios reflect the historical results only for Burlington Northern Inc. in all periods reported prior to 1996, except for the year ended December 31, 1995, which period includes Santa Fe Pacific Corporation results from September 22, 1995 through December 31, 1995.

                                                   Year Ended December 31,
                                             -----------------------------------
                                             1998(2) 1997(3) 1996  1995(3) 1994
                                             ------- ------- ----- ------- -----
Earnings to Fixed Charges(1)................  4.17x   3.52x  3.89x  1.85x  3.70x

--------
(1) For purposes of this ratio, we calculate earnings by adding fixed charges (excluding capitalized interest) to pre-tax income or loss from continuing operations. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense under long term operating leases representative of an interest factor.
(2) Earnings for the year ended December 31, 1998 include a pre-tax gain of $67 million on the sale of substantially all of BNSF's interest in Santa Fe Pacific Pipeline Partners, L.P. Excluding this gain, the ratio for the year ended December 31, 1998 would have been 4.06x.
(3) Earnings for the years ended December 31, 1997 and 1995 include special charges of $90 million and $735 million (before tax), respectively. Excluding these charges, the ratios for 1997 and 1995 would have been 3.68x and 3.91x, respectively.

                                USE OF PROCEEDS

   We will use the net proceeds from the sale of the Notes and Debentures for general corporate purposes, including but not limited to the repayment of commercial paper having an average interest rate of approximately 5.1%.

                         DESCRIPTION OF DEBT SECURITIES

   The following description of the particular terms of the Notes and the Debentures (the Notes and the Debentures are collectively referred to as the "Debt Securities") offered hereby supplements the description of the general terms and provisions of the Debt Securities set forth in the Prospectus, to which description reference is hereby made.

General

   We will issue the Debt Securities under an Indenture, dated as of December 1, 1995, between us and The First National Bank of Chicago, as trustee (the "Trustee"). (For a more complete description of the Indenture, please see "Description of Debt Securities" in the accompanying Prospectus.) The Debt Securities will rank equally with each other and with all other unsecured and unsubordinated indebtedness of the Company. We will issue $200 million principal amount of Notes and $200 million principal amount of Debentures. We will issue the Debt Securities in book-entry form only.

   The Notes will bear interest at 6 1/8% per annum and will mature on March 15, 2009. The Debentures will bear interest at 6 3/4% per annum and will mature on March 15, 2029.

   The Debt Securities will bear interest from March 10, 1999 or from the most recent interest payment date to which interest has been paid or provided for. We will pay interest on the Debt Securities semiannually in arrears on March 15 and September 15 of each year to the persons in whose names the Debt Securities are registered at the close of business on the immediately preceding March 1 and September 1 respectively, whether or not such day is a business day. The first interest payment date will be September 15, 1999.

Sinking Fund

   The Debt Securities will not be entitled to the benefit of a sinking fund.

Optional Redemption

   Each of the Notes and the Debentures will be redeemable as a whole or in part, at our option, at any time, at a redemption price equal to the greater of
(1) 100% of the principal amount of such Notes or Debentures and (2) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below), plus 15 basis points, plus in each case, accrued interest thereon to the date of redemption.

   "Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

   "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the Debt Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Debt Securities. "Independent Investment Banker" means one of the Reference Treasury Dealers appointed by the Trustee after consultation with us.

   "Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities" or
(2) if such release (or any successor release) is not published or does not contain such prices on such business day, (a) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (b) if the Trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

   "Reference Treasury Dealer" means each of Chase Securities Inc., J.P. Morgan Securities Inc., ABN AMRO Incorporated, Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, NationsBanc Montgomery Securities LLC and Salomon Smith Barney Inc. and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in New York City (a "Primary Treasury Dealer"), we shall substitute therefor another Primary Treasury Dealer.

   We will mail notice of any redemption between 30 days and 60 days before the redemption date to each holder of the Debt Securities to be redeemed.

   Unless we default in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Debt Securities or portions thereof called for redemption.

Book-Entry System

   One or more global securities deposited with, or on behalf of, The Depository Trust Company, New York, New York, will represent the Debt Securities. The global securities representing the Debt Securities will be registered in the name of a nominee of The Depository Trust Company. Except under the circumstances described in the accompanying Prospectus under "Description of Debt Securities--Global Securities," we will not issue the Debt Securities in definitive form.

   You can find a more detailed description of The Depository Trust Company's procedures for the global securities in the accompanying Prospectus under "Description of Debt Securities--Global Securities." The Depository Trust Company has confirmed to us, the Underwriters and the Trustee that it intends to follow these procedures for the Debt Securities.

                                  UNDERWRITING

   We and the Underwriters have entered into an Underwriting Agreement and a Pricing Agreement relating to the offering and sale of the Debt Securities (the "Underwriting Agreement"). In the Underwriting Agreement, we have agreed to sell to each Underwriter, and each Underwriter has agreed to purchase from us, the principal amount of Debt Securities that appears opposite its name in the table below:

                                          Principal Amount-- Principal Amount--
Underwriter                                     Notes            Debentures
-----------                               ------------------ ------------------
Chase Securities Inc. ...................    $ 60,000,000       $ 60,000,000
J.P. Morgan Securities Inc. .............      60,000,000         60,000,000
ABN AMRO Incorporated....................      16,000,000         16,000,000
Goldman, Sachs & Co. ....................      16,000,000         16,000,000
Morgan Stanley & Co. Incorporated........      16,000,000         16,000,000
NationsBanc Montgomery Securities LLC....      16,000,000         16,000,000
Salomon Smith Barney Inc. ...............      16,000,000         16,000,000
                                             ------------       ------------
    Total................................    $200,000,000       $200,000,000
                                             ============       ============

   The obligations of the Underwriters under the Underwriting Agreement, including their agreement to purchase Debt Securities from us, are several and not joint. Those obligations are also subject to certain conditions in the Underwriting Agreement being satisfied. The Underwriters have agreed to purchase all of the Debt Securities if any of them are purchased.

   The Underwriters have advised us that they propose to offer the Debt Securities at the applicable public offering price that appears on the cover page of this Prospectus. The Underwriters may offer the Notes to selected dealers at the public offering price minus a selling commission of up to 0.40% of the principal amount. The Underwriters may offer the Debentures to selected dealers at the public offering price minus a selling commission of up to 0.50% of the principal amount. In addition, the Underwriters may allow, and those selected dealers may reallow, a selling concession of up to 0.25% of the principal amount of the Notes and Debentures to certain other dealers. After the initial public offering, the Underwriters may change the public offering price and any other selling terms.

   In the Underwriting Agreement, we have agreed that:

  . we will pay our expenses related to the offering, which we estimate will be $150,000; and

  . we will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

   The Debt Securities are new issues of securities for which there is currently no established trading market. In addition, we do not intend to apply for the Debt Securities to be listed on any securities exchange or to arrange for the Debt Securities to be quoted on any quotation system. The Underwriters have advised us that they intend to make a market in the Debt Securities, but they are not obligated to do so. The Underwriters may discontinue any market making in the Debt Securities at any time in their sole discretion. Accordingly, we cannot assure you that a liquid trading market will develop for the Debt Securities, that you will be able to sell your Debt Securities at a particular time or that the prices that you receive when you sell will be favorable.

   In connection with the offering of the Debt Securities, the Underwriters may engage in overallotment, stabilizing transactions and syndicate covering transactions in accordance with Regulation M under the Securities Exchange Act of 1934, as amended. Overallotment involves sales in excess of the offering size, which creates a short position for the Underwriters. Stabilizing transactions involve bids to purchase the Debt Securities in the open market for the purpose of pegging, fixing, or maintaining the price of the Debt Securities. Syndicate covering transactions involve purchases of the Debt Securities in the open market after the distribution has been completed in order to cover short positions. Stabilizing transactions and syndicate covering transactions may cause the price of the Debt Securities to be higher than it would otherwise be in the absence of those transactions. If the Underwriters engage in stabilizing or syndicate covering transactions, they may discontinue them at any time.

   In the ordinary course of their respective businesses, certain of the Underwriters and their affiliates engage and may in the future engage in investment banking and commercial banking transactions with BNSF and its subsidiaries. Marc J. Shapiro, a director of BNSF, is also an executive officer of The Chase Manhattan Corporation, an affiliate of Chase Securities Inc. In addition, Denis E. Springer, Senior Vice President and Chief Financial Officer of the Company, is a member of the National Advisory Board of The Chase Manhattan Bank.

                      WHERE YOU MAY FIND MORE INFORMATION

   BNSF files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents which we have filed with the SEC. The information incorporated by reference is an important part of this Prospectus Supplement, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the Underwriters (and any dealers or brokers involved) complete the sale to the public:

     (1) Annual Report on Form 10-K for the year ended December 31, 1997, as amended;

     (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

     (4) Quarterly Report on Form 10-Q for the quarter ended September 30,
  1998;

     (5) Current Report on Form 8-K (Date of earliest event reported:
  February 6, 1998);

     (6) Current Report on Form 8-K (Date of earliest event reported: July 16, 1998);

     (7) Current Report on Form 8-K (Date of earliest event reported: October 20, 1998);

     (8) Current Report on Form 8-K (Date of earliest event reported:
  December 4, 1998); and

     (9) Current Report on Form 8-K (Date of earliest event reported:
  February 8, 1999).

   If you would like a copy of any of the documents incorporated by reference into this Prospectus Supplement, please make your request in writing or by telephone to:

  Burlington Northern Santa Fe Corporation
  2650 Lou Menk Drive
  Fort Worth, Texas 76131-2830
  Attention: Corporate Secretary
  (817) 352-6454.

   We will provide you free of charge with the copies you request (other than the exhibits to the requested documents unless they are specifically incorporated by reference into the documents).

   Currency amounts in the Prospectus and this Prospectus Supplement are stated in United States dollars, unless we indicate otherwise.

PROSPECTUS

                   Burlington Northern Santa Fe Corporation

                                Debt Securities

                                ---------------

   Burlington Northern Santa Fe Corporation ("BNSF" or "we") may from time to time offer debt securities consisting of bonds, debentures, notes (including notes commonly known as medium-term notes), or other evidences of debt in one or more series at an aggregate initial offering price not to exceed $1,100,000,000 or its equivalent in any other currency or composite currency ("Debt Securities"). We may offer the Debt Securities as separate series in amounts, at prices, and on terms to be determined at the time of sale. For each offering, a prospectus supplement will accompany this prospectus and will set forth all the terms of the series of Debt Securities for which this prospectus is being delivered.

   BNSF may sell Debt Securities to or through one or more underwriters or dealers, and also may sell Debt Securities directly to other purchasers or through agents. The accompanying prospectus supplement sets forth information regarding the underwriters or agents involved in the sale of the Debt Securities for which this prospectus is being delivered. See "Plan of Distribution" for possible indemnification arrangements for underwriters, agents, and their controlling persons.

   This prospectus may not be used for sales of securities unless it is accompanied by a prospectus supplement.

                                ---------------

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                ---------------

                 The date of this Prospectus is March 1, 1999.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Debt Securities described in this prospectus and accompanying prospectus summary, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                               ----------------

                      WHERE YOU MAY FIND MORE INFORMATION

   BNSF files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Our SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, including copying fees.

   BNSF has filed with the SEC a registration statement (together with all amendments and exhibits, the "Registration Statement") under the Securities Act of 1933. This prospectus, which is a part of the Registration Statement, does not contain all the information set forth in the Registration Statement; certain items are contained in exhibits to the Registration Statement, as permitted by the rules and regulations of the SEC. Statements that we make in this prospectus about the content of any contract, agreement or other document are not necessarily complete. With respect to each contract, agreement or other document filed as an exhibit to the Registration Statement, we refer you to the exhibit for a more complete description of the matter involved, and each such statement that we make is qualified in its entirety by such reference.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you simply by referring you to documents which we have filed with the SEC. The information incorporated by reference is an important part of this prospectus, and the information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference all documents filed by us after the date of the initial Registration Statement but prior to the effectiveness of the Registration Statement, any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until completion of the sale to the public of the Debt Securities and the following documents:

     (1) Annual Report on Form 10-K for the year ended December 31, 1997, as amended;

     (2) Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

     (3) Quarterly Report on Form 10-Q for the quarter ended June 30, 1998;

     (4) Quarterly Report on Form 10-Q for the quarter ended September 30,
  1998;

     (5) Current Report on Form 8-K (Date of earliest event reported:
  February 6, 1998);

     (6) Current Report on Form 8-K (Date of earliest event reported: July 16, 1998);

     (7) Current Report on Form 8-K (Date of earliest event reported: October 20, 1998); and

     (8) Current Report on Form 8-K (Date of earliest event reported December 4, 1998).

   If you would like a copy of any of the documents incorporated by reference into this prospectus, please make your request in writing or by telephone to:

     Burlington Northern Santa Fe Corporation
     2650 Lou Menk Drive
     Fort Worth, Texas 76131-2830
     Attention: Corporate Secretary
     Telephone: (817) 352-6454.

We will provide you with the copies you request free of charge (other than the exhibits to the requested documents unless they are specifically incorporated by reference into the documents).

   Currency amounts in this prospectus are stated in United States dollars, unless we indicate otherwise.

                                  THE COMPANY

   BNSF is engaged primarily in railroad transportation through its principal operating subsidiary, The Burlington Northern and Santa Fe Railway Company ("BNSF Railway"). BNSF Railway operates one of the largest railroad networks in the United States, with approximately 34,000 route miles as of December 31, 1998. Approximately 7,700 route miles of BNSF Railway's system consist of trackage rights which permit BNSF Railway to operate its trains with its crews over another railroad's tracks. BNSF Railway's system covers 28 states in the western two-thirds of the United States and two Canadian provinces. In particular, BNSF Railway serves all major ports in the western United States, certain Gulf ports and Mexican and Canadian gateways and important gateways to the eastern United States.

   BNSF Railway derives a substantial portion of its revenues from intermodal transportation (which means the transportation of freight containers and truck trailers on flatcars) and the transportation of coal and agricultural commodities. Other significant aspects of BNSF Railway's business include the transportation of chemicals, forest products, consumer goods, metals, minerals and automobiles and automobile parts.

   Our principal executive offices are located at 2650 Lou Menk Drive, Fort Worth, Texas 76131-2830, telephone number (817) 352-6454.

                       RATIO OF EARNINGS TO FIXED CHARGES

   The following table sets forth the ratio of earnings to fixed charges of BNSF for the periods indicated. The ratios reflect the historical results only for Burlington Northern Inc. in all periods before 1996, except for the year ended December 31, 1995, which period includes Santa Fe Pacific Corporation results from September 22, 1995 through December 31, 1995.

                          Nine Months Ended
                            September 30,         Year Ended December 31,
                          ------------------ ---------------------------------
                           1998(2)   1997    1997(3) 1996  1995(3) 1994  1993
                          ------------------ ------- ----- ------- ----- -----
Earnings to Fixed
 Charges(1)..............     4.24x    3.56x  3.52x  3.89x  1.85x  3.70x 3.19x

--------
(1) For purposes of this ratio, we calculate earnings by adding fixed charges (excluding capitalized interest) to pre-tax income or loss from continuing operations. Fixed charges consist of interest on indebtedness (including amortization of debt discount and premium) and the portion of rental expense under long term operating leases representative of an interest factor.
(2) Earnings for the nine months ended September 30, 1998 include a pre-tax gain of $67 million on the sale of substantially all of BNSF's interest in Santa Fe Pacific Pipeline Partners, L.P. Excluding this gain, the ratio for the nine months ended September 30, 1998 would have been 4.08x.
(3) Earnings for the years ended December 31, 1997 and 1995 include special charges of $90 million and $735 million (before tax), respectively. Excluding these charges, the ratios for 1997 and 1995 would have been 3.68x and 3.91x, respectively.

                                USE OF PROCEEDS

   Unless we specify otherwise in the applicable prospectus supplement, we will use the net proceeds from the sale of the Debt Securities for general corporate purposes, including working capital, capital expenditures, and debt repayment, and to repurchase our common stock from time to time.

                         DESCRIPTION OF DEBT SECURITIES

   BNSF will issue the Debt Securities under an Indenture (the "Indenture"), between BNSF and The First National Bank of Chicago, as Trustee (the "Trustee"). A copy of the Indenture is filed as an exhibit to the Registration Statement of which this prospectus is a part. BNSF may issue the Debt Securities from time to time in one or more series. The particular terms of each series will be described in a prospectus supplement and may be different than those described here.

   The summaries of certain provisions of the Indenture described here are not complete and are qualified in their entirety by reference to all the provisions of the Indenture. If we refer to particular sections or defined terms of the Indenture, such sections or defined terms are incorporated by reference into this prospectus or the prospectus supplement.

   BNSF is a holding company, conducting its operations through its operating subsidiaries. Accordingly, BNSF's ability to pay principal and interest on the Debt Securities depends, in part, on its ability to obtain dividends or loans from its operating subsidiaries which may be subject to contractual restrictions. In addition, the rights of BNSF and the rights of its creditors, including holders of the Debt Securities, to participate in any distribution of the assets of a subsidiary upon the liquidation or recapitalization of such subsidiary will be subject to the prior claims of the subsidiary's creditors, except to the extent BNSF itself may be a creditor with recognized claims against the subsidiary.

   The covenants in the Indenture will not necessarily afford the holders of the Debt Securities protection in the event of a decline in BNSF's credit quality resulting from highly leveraged or other transactions involving BNSF.

General

   BNSF may issue separate series of Debt Securities under the Indenture from time to time without limitation on the aggregate principal amount. BNSF may specify a maximum aggregate principal amount for the Debt Securities of any series. (Section 301) Except as provided in Section 1008, the Debt Securities will be unsecured obligations of BNSF and will rank on a parity with all other unsecured and unsubordinated indebtedness of BNSF.

   The applicable prospectus supplement will describe the following terms of the Debt Securities:

     (1) the price of the Debt Securities;

     (2) the title of the Debt Securities;

     (3) any limit on the aggregate principal amount of the particular series of Debt Securities;

     (4) the principal payment date or dates;

     (5) the interest rate at which the Debt Securities will bear interest, the date or dates from which interest will accrue, the Interest Payment Dates and the associated Regular Record Date for payment of interest.

     (6) the place where we will pay the principal and interest on the Debt Securities;

     (7) whether and how Debt Securities may be redeemed;

     (8) whether BNSF is obligated to redeem or purchase such Debt Securities pursuant to any sinking fund or similar arrangement and if so, the terms of such arrangement;

     (9) the denominations of the Debt Securities, if other than denominations of $1,000;

     (10) whether the amount of principal or interest on the Debt Securities may be determined with reference to an index or pursuant to a formula and how such amounts will be determined;

     (11) any foreign currency in which we may pay the principal or interest on the Debt Securities and the manner in which the principal amount thereof would be translated into the currency of the United States of America for any purpose, including for the purpose of determining the principal amount deemed to be Outstanding at any time;

     (12) any alternate currency in which the principal or interest on the Debt Securities is to be payable and the periods and the terms for payment;

     (13) how much of the principal amount of the Debt Securities will be payable upon declaration of acceleration of the Maturity of the Debt Securities if more or less than the entire amount;

     (14) if the principal amount payable at the Stated Maturity of the Debt Securities will not be known any time prior to the Stated Maturity, the amount deemed to be such principal amount as of any such date for any purpose (or, the manner in which such deemed principal amount is to be determined), including the principal amount which will be due and payable upon any Maturity other than the Stated Maturity or which will be deemed to be Outstanding as of any such date;

     (15) the applicability of the provisions of the Indenture described under "Defeasance and Covenant Defeasance--Defeasance and Discharge" or "Defeasance and Covenant Defeasance--Defeasance of Certain Covenants";

     (16) whether any Debt Securities will be issued in the form of one or more Global Securities and, if so, the Depositaries for the Global Securities, the form of any legend to be placed on any such Global Securities in addition to or instead of the legend referred to under "Global Securities" and, if different from those described under "Global Securities", any circumstances under which the Global Securities may be exchanged for registered Debt Securities, and how any transfer of the Global Securities may be registered, in the names of Persons other than the Depositary for the Global Securities or its nominee;

     (17) whether the Debt Securities will be subject to optional interest rate reset provisions;

     (18) whether the Debt Securities will be subject to optional extensions of maturity provisions;

     (19) any addition to or change in the Events of Default applicable to the Debt Securities and any change in the right of the Trustee or the Holders to declare the principal amount of such Debt Securities due and payable;

     (20) any addition to or change in the covenants in the Indenture applicable to the Debt Securities; and

     (21) any other terms of the Debt Securities. (Section 301)

   Debt Securities may be sold at a substantial discount below their principal amount. Certain special United States income tax considerations (if any) applicable to Debt Securities sold at an original issue discount may be described in the applicable prospectus supplement. In addition, certain special United States federal income tax or other considerations (if any) applicable to any Debt Securities which are denominated in a foreign currency may be described in the applicable Prospectus Supplement.

Form, Exchange and Transfer

   We will issue the Debt Securities of each series only in fully registered form, without coupons, and, unless otherwise specified in the applicable prospectus supplement, only in denominations of $1,000 and integral multiples of $1,000. (Section 302)

   Holders may, at their option, but subject to the terms of the Indenture and the limitations that apply to Global Securities, exchange their Debt Securities for other Debt Securities of the same series of any authorized denomination and of a like tenor and aggregate principal amount. (Section 305)

   Subject to the terms of the Indenture and the limitations that apply to Global Securities, Holders may exchange Debt Securities as provided above or present for registration of transfer at the office of the Security Registrar or at the office of any transfer agent designated by BNSF. No service charge applies for any registration of transfer or exchange of Debt Securities, but the Holder may have to pay any tax or other governmental charge associated with registration of transfer or exchange. The transfer or exchange will be made after the Security Registrar or such transfer agent, as the case may be, is satisfied with the documents of title and identity of the person making the request. BNSF has appointed the Trustee as Security Registrar. Any transfer agent (in addition to the Security Registrar) initially designated by BNSF for any Debt Securities will be named in the applicable prospectus supplement. (Section 305) BNSF may at any time designate additional transfer agents or cancel the designation of any transfer agent or approve a change in the office through which any transfer agent acts, except that BNSF will be required to maintain a transfer agent in each Place of Payment for the Debt Securities of each series. (Section 1002)

   If the Debt Securities are to be redeemed in part, BNSF will not be required to (1) issue or register the transfer of or exchange any Debt Security during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of such mailing, or (2) register the transfer of or exchange any Debt Security so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part. (Section 305)

Global Securities

   Any of the Debt Securities may be represented by one or more Global Securities which will have an aggregate principal amount equal to that of the Debt Securities they represent. Unless otherwise provided in the prospectus supplement, the Global Security representing Debt Securities will be deposited with, or on behalf of, The Depository Trust Company ("DTC"), or other successor depository appointed by BNSF (DTC or such other depository is referred to in this prospectus as the "Depositary") and registered in the name of the Depositary or its nominee. The Global Security will bear a legend regarding the restrictions on exchange and registration of transfer referred to below and any other matters as may be provided for pursuant to the Indenture. Debt Securities will not be issued in definitive form unless the prospectus supplement states otherwise.

   No Global Security may be exchanged for registered Debt Securities, and no transfer of a Global Security may be registered in the name of any Person other than the Depositary for such Global Security or any nominee of such Depositary unless (1) the Depositary has notified BNSF that it is unwilling or unable to continue as Depositary or has ceased to be qualified to act as Depository as required by the Indenture, (2) an Event of Default has occurred and is continuing with respect to the Debt Securities represented by the Global Security, or (3) there exists any other circumstances described in the applicable prospectus supplement. All Debt Securities issued in exchange for a Global Security or any portion of a Global Security will be registered in such names as the Depositary may direct. (Sections 204 and 305)

   The Depository has advised BNSF as follows: DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Participants") deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, some of whom (and/or their representatives) own the Depository. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its Participants are on file with the SEC.

   Upon the issuance by BNSF of Debt Securities represented by a Global Security, purchases of Debt Securities under the DTC System must be made by or through Direct Participants, which will receive a credit for the Debt Securities on DTC's records. The ownership interest of each actual purchaser of each Debt Security ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Debt Securities, except in the event that use of the book-entry system for the Debt Securities is discontinued. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a Global Security.

   So long as the Depositary for the Global Security, or its nominee, is the registered owner of the Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Except as described above, Beneficial Owners (1) will not be entitled to have Debt Securities represented by such Global Security registered in their names,
(2) will not receive or be entitled to receive physical delivery of Debt Securities in definitive form, and (3) will not be considered the owners or holders of such Global Security or any Debt Securities represented by the Global Security for any purpose under the Indenture.

   To facilitate subsequent transfers, all Debt Securities deposited by Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co. The deposit of Debt Securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the Debt Securities; DTC's records reflect only the identity of the Direct Participants to whose accounts such Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers. Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

   Neither DTC nor Cede & Co. will consent or vote with respect to Debt Securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

   Payments of principal of and interest, if any, on the Debt Securities represented by the Global Security registered in the name of the Depositary or its nominee will be made by BNSF through the Trustee under the Indenture or a paying agent (the "Paying Agent"), which may also be the Trustee under the Indenture, to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security. Neither BNSF, the Trustee, nor the Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

   BNSF has been advised that DTC will credit Direct Participants' accounts on the payable date in accordance with their respective holdings shown on DTC's records unless DTC has reason to believe that it will not receive payment on the payable date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Paying Agent, or BNSF, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest to DTC is the responsibility of BNSF or the Paying Agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

   The information in this section concerning the Depositary and the Depositary's book-entry system has been obtained from sources that BNSF believes to be reliable, but BNSF takes no responsibility for the accuracy thereof.

Payment and Paying Agents

   BNSF will pay interest on a Debt Security on any Interest Payment Date to the Person in whose name the Debt Security is registered at the close of business on the Regular Record Date for such interest. (Section 307)

   BNSF will pay principal of and any premium and interest on the Debt Securities at the office of the Paying Agent or Paying Agents as BNSF may designate for such purpose from time to time. BNSF may pay interest by check mailed to the address of the Person entitled to such payment as such address appears in the Security Register. BNSF has designated the corporate trust office of the Trustee in Chicago, Illinois as BNSF's sole Paying Agent for payments with respect to Debt Securities. Any other Paying Agents initially designated by BNSF for the Debt Securities will be named in the applicable prospectus supplement. BNSF may at any time designate additional Paying Agents or rescind the designation of any Paying Agent or approve a change in the office through which any Paying Agent acts, except that BNSF must maintain a Paying Agent in each Place of Payment for the Debt Securities of a particular series. (Section 1002)

   Any money paid by BNSF to a Paying Agent for the payment of the principal of or any premium or interest on any Debt Security which remains unclaimed at the end of two years after such principal, premium or interest has become due and payable may be repaid to BNSF at BNSF's request. (Section 1003)

Negative Pledge

   In the Indenture, BNSF covenants that it will not, and it will not permit any subsidiary to, create, assume, incur or suffer to exist any Lien upon the stock of BNSF Railway (or any successor or assign of BNSF Railway, whether by merger or otherwise) to secure any obligation of BNSF, any Subsidiary or other Person, unless all of the Outstanding Debt Securities are directly secured equally and ratably with such obligation. (Section 1008)

Consolidation, Merger and Sale of Assets

   BNSF may not consolidate or merge with any Person, or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and may not permit any Person to convey, transfer or lease its properties and assets substantially as an entirety to BNSF, unless (1) the successor Person (if any) is a corporation, partnership, trust or other entity organized and validly existing under the laws of any domestic jurisdiction and assumes BNSF's obligations on the Debt Securities and under the Indenture and (2) immediately after giving effect to the transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have occurred and be continuing. (Section 801)

Events of Default

   Each of the following will constitute an Event of Default under the Indenture with respect to Debt Securities:

     (1) failure to pay principal of or any premium on any Debt Security of that series when due;

     (2) failure to pay any interest on any Debt Securities of that series when due, continued for 30 days;

     (3) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series;

     (4) failure to perform, or breach of, any other covenant or warranty of BNSF in the Indenture with respect to Debt Securities of that series (other than a covenant included in the Indenture solely for the benefit of a particular series other than that series), continued for 90 days after written notice has been given to BNSF by the Trustee or the Holders of at least 25% in principal amount of the Outstanding Debt Securities of that series, as provided in the Indenture; and

     (5) certain events involving bankruptcy, insolvency or reorganization. (Section 501)

   If an Event of Default (other than an Event of Default described in clause
(4) above that applies to all Outstanding Debt Securities) with respect to the Debt Securities of any series at the time Outstanding shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of that series by notice as provided in the Indenture may declare the principal amount of the Debt Securities of that series to be due and payable immediately. If an Event of Default described in the preceding sentence applies to any Debt Security that is an Original Issue Discount Security or the principal amount of which is not then determinable, such portion of the principal amount of such Debt Security, or such other amount in lieu of such principal amount, as may be specified in the terms of such Debt Security, may be declared to be due and payable immediately as provided in the preceding sentence. If an Event of Default described in clause (4) above that applies to all Outstanding Debt Securities shall occur and be continuing, either the Trustee or the Holders of at least 25% in aggregate principal amount of all the Debt Securities then Outstanding (treated as one class) by notice as provided in the Indenture may declare the principal amount of all the Debt Securities then Outstanding to be due and payable immediately. If an Event of Default described in the preceding sentence applies to any Debt Security that is an Original Issue Discount Security, such portion of the principal amount of such Debt Security as may be specified in the terms of such Debt Security may be declared to be due and payable immediately as provided in the preceding sentence. After any such acceleration of a series, but before a judgment or decree based on acceleration, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the non-payment of accelerated principal (or other specified amount), have been cured or waived as provided in the Indenture. (Section 502) For information as to waiver of defaults, see "Modification and Waiver".

   In case an Event of Default occurs and is continuing, generally the Trustee will be under no obligation to exercise any of its rights under the Indenture at the request of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. (Section 603) Subject to such provisions for the indemnification of the Trustee, the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of that series. (Section 512)

   No Holder of a Debt Security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the Indenture, unless (1) the Holder has previously given to the Trustee written notice of a continuing Event of Default, (2) the Holders of at least 25% in aggregate principal amount of the Outstanding Debt Securities of the relevant series have made written request, and the Holder or Holders have offered reasonable indemnity, to the Trustee to institute such proceeding, and (3) the Trustee has failed to institute such proceeding, and has not received from the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of the relevant series a direction inconsistent with such request, within 60 days after such notice, request and offer. (Section 507) However, the limitations do not apply to a suit instituted by a Holder of a Debt Security for the enforcement of payment of the principal of or any premium or interest on such Debt Security on or after the applicable due date specified in such Debt Security. (Section 508)

   BNSF will furnish annually a statement to the Trustee by certain of its officers as to whether or not BNSF, to their knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the Indenture and, if so, specifying all known defaults. (Section 1004)

Modification and Waiver

   Modifications and amendments of the Indenture may be made by BNSF and the Trustee with the consent of the Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of each series affected by such modification or amendment. No such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security affected thereby:

     (1) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security,

     (2) reduce the principal amount of, or any premium or interest on, any Debt Security,

     (3) reduce the amount of principal of an Original Issue Discount Security or any other Debt Security payable upon acceleration of Maturity,

     (4) change the place or currency of payment of principal of, or any premium or interest on, any Debt Security,

     (5) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security,

     (6) reduce the percentage in principal amount of Outstanding Debt Securities of any series, the consent of whose Holders is required for modification or amendment of the Indenture,

     (7) reduce the percentage in principal amount of Outstanding Debt Securities of any series necessary for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults, or

     (8) make certain modifications to such provisions with respect to modification and waiver. (Section 902)

   The Holders of a majority in aggregate principal amount of the Outstanding Debt Securities of any series may waive any past default or compliance with certain restrictive provisions under the Indenture, except a default in the payment of principal, premium or interest and certain covenants and provisions of the Indenture which cannot be amended without the consent of the Holder of each Outstanding Debt Security of such series affected. (Sections 513 and 1009)

   In determining whether the Holders of the requisite principal amount of the Outstanding Debt Securities have given or taken any direction, notice, consent, waiver or other action under the Indenture as of any date, (1) the principal amount of an Original Issue Discount Security that will be deemed to be Outstanding will be the amount of its principal that would be due and payable as of such date upon acceleration of Maturity to such date, (2) if, as of such date, the principal amount payable at the Stated Maturity of a Debt Security is not determinable (for example, because it is based on an index), the principal amount of such Debt Security deemed to be Outstanding as of such date will be an amount determined in the manner prescribed for such Debt Security, and (3) the principal amount of a Debt Security denominated in one or more foreign currencies or currency units that will be deemed to be Outstanding will be the U.S. dollar equivalent, determined as of such date in the manner prescribed for such Debt Security, of the principal amount of such Debt Security (or, in the case of a Debt Security described in clause (1) or (2) above, of the amount described in such clause). Certain Debt Securities, including those for which payment or redemption money has been deposited or set aside in trust for the Holders and those that have been fully defeased pursuant to Section 1402, will not be deemed to be Outstanding. (Section 101)

   BNSF will generally be entitled to set any day as a record date for the purpose of determining the Holders of Outstanding Debt Securities of any series entitled to give or take any direction, notice, consent, waiver or other action under the Indenture, in the manner and subject to the limitations provided in the Indenture. In certain limited circumstances, the Trustee will be entitled to set a record date for action by Holders. If a record date is set for any action to be taken by Holders of a particular series, such action may be taken only by persons who are Holders of Outstanding Debt Securities of that series on the record date. To be effective, such action must be taken by Holders of the requisite principal amount of such Debt Securities within a specified period following the record date. For any particular record date, this period will be 180 days or such shorter period as may be specified by BNSF (or the Trustee, if it sets the record date) and may be shortened or lengthened (but not beyond 180 days) from time to time. (Section 104)

Defeasance and Covenant Defeasance

   Unless otherwise provided in the applicable prospectus supplement, the provisions of Section 1402, relating to defeasance and discharge of indebtedness, or Section 1403, relating to defeasance of certain restrictive covenants in the Indenture, will apply to the Debt Securities of any series or to any specified part of a series. (Section 1401)

   Defeasance and Discharge. Section 1402 of the Indenture provides that BNSF will be discharged from all its obligations with respect to such Debt Securities (except for certain obligations to exchange or register the transfer of Debt Securities, to replace stolen, lost or mutilated Debt Securities, to maintain paying agencies and to hold moneys for payment in trust) upon the deposit in trust for the benefit of the Holders of such Debt Securities of money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. Such defeasance or discharge may occur only if, among other things, BNSF has delivered to the Trustee an Opinion of Counsel to the effect that BNSF has received from, or there has been published by, the United States Internal Revenue Service a ruling, or there has been a change in tax law, in either case to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge were not to occur. (Sections 1402 and 1404)

   Defeasance of Certain Covenants. Section 1403 of the Indenture provides that, in certain circumstances, BNSF may omit to comply with certain restrictive covenants, including those described under "Certain Covenants" and any that may be described in the applicable prospectus supplement, and that in those circumstances the occurrence of certain Events of Default, which are described above in clause (4) (with respect to such restrictive covenants) under "Events of Default" and any that may be described in the applicable prospectus supplement, will be deemed not to be or result in an Event of Default, in each case with respect to such Debt Securities. BNSF, to exercise such option, will be required to deposit, in trust for the benefit of the Holders of such Debt Securities, money or U.S. Government Obligations, or both, which, through the payment of principal and interest in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of and any premium and interest on such Debt Securities on the respective Stated Maturities in accordance with the terms of the Indenture and such Debt Securities. BNSF will also be required, among other things, to deliver to the Trustee an Opinion of Counsel to the effect that Holders of such Debt Securities will not recognize gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if such deposit and defeasance were not to occur. In the event BNSF exercises this option with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default, the amount of money and U.S. Government Obligations so deposited in trust will be sufficient to pay amounts due on such Debt Securities at the time of their respective Stated Maturities but might not be sufficient to pay amounts due on such Debt Securities upon any acceleration resulting from such Event of Default. In such case, BNSF will remain liable for such payments. (Sections 1403 and 1404)

Notices

   Notices to Holders of Debt Securities will be given by mail to the addresses of such Holders as they appear in the Security Register. (Sections 101 and 106)

Title

   BNSF, the Trustee and any of their agents may treat the Person in whose name a Debt Security is registered as the absolute owner of such Debt Security for the purpose of making payment and for all other purposes. (Section 309)

Governing Law

   The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York. (Section 112)

Regarding the Trustee

   The First National Bank of Chicago has lending and other customary banking relationships with BNSF.

                              PLAN OF DISTRIBUTION

   BNSF may sell the Debt Securities (1) through an underwriter or underwriters, (2) through dealers, (3) through agents, (4) directly to purchasers, including affiliates of BNSF, or (5) through a combination of any of these methods of sale. The applicable prospectus supplement will set forth the terms of the offerings of any Debt Securities. The initial public offering price and any discount or concessions allowed or reallowed to dealers may be changed from time to time. The applicable prospectus supplement will set forth the expected time of delivery of the Debt Securities for which this prospectus is delivered.

   If underwriters are used in the sale of the Debt Securities, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such Debt Securities if any are purchased. In connection with the sale of Debt Securities, underwriters may receive compensation from BNSF or from purchasers of Debt Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Debt Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

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   Underwriters, agents or dealers participating in the distribution of Debt
Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Debt Securities may be deemed to be underwriting discounts and commissions under the Securities Act of 1933.

   The Debt Securities may be sold in one or more transactions either at a fixed price or prices which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. BNSF may also offer and sell the Debt Securities in exchange for one or more of its outstanding issues of debt or convertible debt securities or in the satisfaction of indebtedness.

   BNSF may indemnify the Underwriters, agents or dealers who participate in the distribution of Debt Securities against certain liabilities, including liabilities under the Securities Act of 1933. BNSF may also contribute to payments that such underwriters, dealers or agents or any of their controlling persons may be required to make in respect of such liabilities. Underwriters, agents or dealers may be customers of, engage in transactions with or perform services for BNSF or subsidiaries of BNSF in the ordinary course of business.

   If so indicated in the prospectus supplement, BNSF will authorize underwriters, dealers and agents to solicit offers by certain institutions to purchase Debt Securities from BNSF pursuant to delayed delivery contracts providing for payment and delivery on the date stated in the prospectus supplement. These contracts will be subject only to those conditions set forth in the prospectus supplement. The prospectus supplement will also set forth the commission payable for solicitation of any of these contracts.

   Offers to purchase Debt Securities may be solicited directly by BNSF and sales of Debt Securities may be made by BNSF directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act of 1933 with respect to any resale of such Debt Securities. The terms of any such sales will be described in the prospectus supplement relating to such Debt Securities. Except as set forth in the applicable prospectus supplement, no director, officer or employee of BNSF will solicit or receive a commission in connection with direct sales by BNSF of the Debt Securities, although such persons may respond to inquiries by potential purchasers and perform ministerial and clerical work in connection with any such direct sales.

                             VALIDITY OF SECURITIES

   The validity of the Debt Securities offered by this prospectus will be passed upon for BNSF by the law firm of Mayer, Brown & Platt, Chicago, Illinois, and for the underwriters, dealers, or agents, if any, by the law firm of Sullivan & Cromwell, New York, New York.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1997 and 1996 and for each of the three years in the period ended December 31, 1997 incorporated in this prospectus by reference to BNSF's Annual Report on Form 10-K for the year ended December 31, 1997 have been incorporated in reliance on the reports of PricewaterhouseCoopers LLP, independent accountants, given on the authority of PricewaterhouseCoopers LLP as experts in auditing and accounting.

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